Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Director, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Director, Media Relations, (210) 283-2729
Tesoro Corporation Updates 2008 Goals and 2nd Quarter Guidance
     SAN ANTONIO — June 17, 2008 - Tesoro Corporation (NYSE:TSO) today said it was ahead of schedule in reducing borrowings associated with its revolving credit facility as a result of improved West Cost margins and inventory reductions. Borrowings under the company’s revolving credit facility on May 31, 2008 were $305 million, down from $545 million at the end of March. The Company is on schedule to realize its goal of generating $750 million to $1 billion of operating cash flow through reduced operating and administrative costs, lower capital expenditures and reduced working capital driven mainly by inventory reductions.
     Total inventory on March 31, 2008 was approximately 30 million barrels of product and feedstocks. The company anticipates reducing this inventory by three million barrels by the end of June which should bring revolver borrowing to 2007 end-of-year levels. The Company expects to be unborrowed on the revolving credit facility at the end of July.
Hedge Strategy Update
     The company is currently reviewing hedging strategies to determine their effectiveness in today’s environment of extraordinary energy market volatility. Historically the company has hedged less than twenty percent of its crude and products daily operating volumes by matching long-haul crude to day-of-processing margin. The hedged volumes have consisted primarily of foreign crudes supplied to our Pacific Rim and West Coast refineries, and a smaller volume for West Coast intermediate and finished products. The company has closed its crude derivative positions associated with this strategy and we expect second quarter earnings to be negatively impacted by approximately $125 million. Management is evaluating the premises for its hedging strategy and is evaluating potential alternatives.
Second Quarter Guidance
     Regional operating expenses are expected to be higher than prior guidance by $0.30 to $0.50 a barrel due to higher than expected energy costs. Following the commission of the delayed coker at Golden Eagle, the Company will purchase an average of 120 MMBtu/day of natural gas. Each $1.00 change in natural gas price will impact the company by approximately $100,000 per day. Other guidance items including regional refinery throughput and corporate expenses are in-line with prior expectations.
     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 900 branded retail stations, of which over 445 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.
     This release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations about future free cash flows and the impact of our hedging positions. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.”